Exhibit 99.1

155 Bovet Road Suite 302 San Mateo, CA 94402
(650) 365-5341 (800) 659-6593 (650) 364-1665 fax
www.redwoodmortgage.com

December 31, 2024

Dear Redwood Mortgage Investors VIII Limited Partners,

Enclosed, you will find the year-end account statement for Redwood Mortgage Investors VIII, L.P. (“RMI VIII” or the “Partnership”), dated December 31, 2024. In August 2023, RMI VIII entered into a Plan of Dissolution following the receipt of requisite consents of limited partners approving the dissolution of the Partnership and the Plan of Dissolution. In accordance with the approved plan, the Partnership ceased funding new loans, and Redwood Mortgage Corp. (“RMC”), the general partner, began winding up the Partnership’s affairs.

My colleagues and I at RMC are – and have been—working diligently on the collection of outstanding principal and interest on loans and the sale of real estate owned (“REO”) to facilitate the conversion of partnership assets to cash. Over this period we’ve been presented many real estate economic challenges. Key factors, including increasing vacancies in multifamily and commercial real estate, rising interest rates, and declining lease rates, have negatively affected property values, slowed asset sales, and constrained cash flow. Hence, lease rates both commercial and multifamily deteriorated. Interest rates started high and in the second half of 2024, stayed high despite lowered Federal Reserve discount rates. Interest rates for real estate loans and capitalization rates for real estate rose. Each of these factors slowed commercial real estate sales and had a negative effect on property cash flows and values.

These dynamic real estate factors slowed the progress of converting Partnership assets to cash and necessitated careful evaluation of our loan portfolio’s real estate security values and net REO values to determine effects upon our loan portfolio and any expected net real estate sales results. In some instances, loan security valuations and REO valuation reductions required increases in reserves.

Loan principal collected since August 2023 totaled approximately $26 million (including $3.4 million from a loan sale). There have been no REO sales. The conversion of assets to cash allowed the Partnership to accomplish the following:

•

Repay Partnership’s liabilities, including the $10 million line of credit and certain other liabilities of RMI VIII, build cash reserves to cover mortgage payments and repair costs potentially necessary for REO and fund anticipated wind-up related expenses.

•	Make ready for sale in 2025 the Partnership’s REO, and continue the collection of unpaid outstanding loans.

•

By the end of 2024, approximately $3.8 million in limited partner accounts with balances of $10,000 or less were fully redeemed per the Plan of Dissolution. This redemption reduced the number of accounts to approximately 1,100 (from 1,800) while reducing limited partner capital by approximately nine percent (9%), and reduces the ongoing cost of partnership reporting.

155 Bovet Road Suite 302 San Mateo, CA 94402
(650) 365-5341 (800) 659-6593 (650) 364-1665 fax
www.redwoodmortgage.com

The challenged commercial real estate market has resulted in increased REO taken back through foreclosure which needs to be sold to convert these assets to cash so as to return that cash to investors. The smaller loan portfolio produces less gross interest income. Increased reserves reflects increased expenses for 2024. These results are reported in your 2024 statement. The cumulative dollar amount of operating losses, allowance for credit losses and REO valuation adjustments since August of 2023 (to September 30, 2024) and the operating losses for the 4th quarter of 2024 were allocated pro rata to limited partner accounts and are shown on the attached statement as ‘Capital Loss Adjustment’.

The Partnership’s quarterly financial reports for 2024 are available at www.redwoodmortgageinvestors.com. We appreciate your confidence in our abilities and anticipate a successful wind up of the Redwood Mortgage Investors VIII business. You will be receiving your 2024 tax information in early to mid-March 2025 and the 2024 audited financial statements in March 2025.

Sincerely,

Redwood Mortgage Corp.

General Partner

Michael Burwell

President

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements, which include expectations relating to the timing of REO sales, are based on our current expectations, beliefs, plans, assumptions and projections about future events regarding the dissolution of the Partnership. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such difference include the risks discussed in the Partnership’s consent solicitation statement filed with the SEC on June 6, 2023, and subsequent filings with the SEC. Forward-looking statements speak only as of the date on which we make it. You should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we update one or more forward looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.